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                                                                    EXHIBIT 10.8

                             [AcuBid.com Letterhead]



July 29, 1999

Richard Schwartz
4676 Serenata Place
San Diego, CA. 92130

Re: Employment Contract

Dear Richard:

        Pursuant to our conversations and the conclusion of a month consulting Agreement with AcuBid.com (the Company), the Company is prepared to offer you a one year employment contract.

        Your position would be Vice President Marketing and Marketing Director. Your duties would include, but not be limited to, directing and coordinating all marketing efforts on behalf of the Company. This would include developing and implementing a strategic marketing plan for the Company, as well as organizing and implementing all phases of business development activities. Your duties would also include working with our P.R. firm and supervising all advertising as well as assisting with our CSR system to be implemented.

        Your compensation would be a base salary of $6750 per month plus an additional $250 per month as credit toward a medical plan. The Company will also grant you a qualified two year option to purchase 50,000 shares of common stock in the Company at $3. 00 per share. As a signing bonus the Company would also issue 15,000 shares of common stock in the Company contingent on you completing one year of employment with the Company commencing August 1, 1999.

        If this is agreeable please sign and return a copy of this letter and we will draft a more formal agreement.


Very sincerely,                             Approved

Michael Schaffer                            Richard Schwartz
CEO